Exhibit 10.3

AMENDED AND RESTATED

UNITED ONLINE, INC.

SEVERANCE BENEFIT PLAN

AND

SUMMARY PLAN DESCRIPTION

Amended and Restated Effective January 1, 2010

and

Further Amended Effective April 11, 2011

UNITED ONLINE, INC. SEVERANCE BENEFIT PLAN

AND

SUMMARY PLAN DESCRIPTION

I.              INTRODUCTION

United Online, Inc. (the “Company”) grants severance pay to terminated full-time employees only under limited circumstances.  The Company retains the right to amend, modify or terminate its severance pay policy at any time, in whole or part, and to determine employee eligibility for severance pay and the amount of severance pay at its sole discretion; provided, however, that this Plan may not be amended, modified or terminated within eighteen (18) months following the consummation of a Transaction (as defined below) with respect to eligible employees as of the closing of that Transaction.

This Plan shall only apply to the Company and the subsidiaries of the Company listed in attached Schedule A.  The Plan shall not apply to any other subsidiary, parent or affiliated company unless the Chief Executive Officer of the Company so extends the application of this Plan in a written addendum to attached Schedule A. This Plan shall not apply to any subsidiary listed in attached Schedule A following the time such subsidiary ceases to be a direct or indirect subsidiary of the Company.

This Severance Benefit Plan (the “Plan”) supersedes all obligations, agreements or policies regarding severance pay, except such terms as are set forth in a written agreement signed by an authorized officer of the Company or one of its subsidiaries and in effect at the time of the applicable termination of employment.  This Plan supplements any such written agreements to provide all terms that are not otherwise expressly incorporated into those written agreements.  The purpose of severance pay is to provide economic help to compensate for periods of unemployment due to job loss as provided herein.

This Plan is designed to be an “employee welfare benefit plan,” as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of the regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations, section 2510.3-2(b).  This document shall also serve as a Summary Plan Description.  Accordingly, the benefits paid by the Plan are not deferred compensation and no employee shall have a vested right to such benefits.

II.            DEFINITIONS

For purposes of this Plan, the following definitions shall be in effect:

“base pay” means: (a) in the case of a Layoff Termination (as defined herein): (i) if you are a salaried employee, your set weekly salary (“Weekly Salary”) in effect as of your termination date or (ii) if you are an employee paid on an hourly basis, your base hourly rate times 40 for a work week (“Weekly Rate”); or (b) in the case of an Involuntary Termination (as defined herein):  the greater of (i) your highest Weekly Salary or Weekly Rate, as applicable, at any time during the Transaction Protection Period (as defined herein), and (ii) your Weekly Salary or Weekly Rate, as applicable, at the time you received your notice of termination.  Base pay does not include any variable forms of compensation such as, but not limited to, overtime, shift differentials, bonuses, incentive compensation, commissions, expenses or expense allowances.

“Change in Control” means the event of a change in ownership or control of United Online, Inc. affected through either of the following transactions:

(i)            the acquisition, directly or indirectly, by any person or related group of persons (other than United Online, Inc. or a person that directly or indirectly controls, is controlled by, or is under common control with, United Online, Inc.) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than fifty percent (50%) of the total combined voting power of the outstanding securities of United Online, Inc. pursuant to a tender or exchange offer made directly to the stockholders of United Online, Inc., or

(ii)           a change in the composition of the Board of Directors of United Online, Inc. (“Board”) over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (a) have been Board members continuously since the beginning of such period or (b) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (a) who were still in office at the time the Board approved such election or nomination.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Corporate Transaction” means either of the following stockholder-approved transactions to which United Online, Inc. is a party:

(i)            a merger or consolidation in which the record and beneficial ownership of securities possessing more than fifty percent (50%) of the total combined voting power of the outstanding securities of United Online, Inc. are transferred, both beneficially and of record, to a person or persons different from the persons holding those securities immediately prior to such transaction (for example, it will not be a Corporate Transaction if following the transaction United Online, Inc. is directly or indirectly (including through a parent or one or more subsidiaries) controlled by the person or persons who controlled 50% of the outstanding securities of United Online, Inc. prior to such transaction), or

(ii)           the sale, transfer or other disposition of all or substantially all of the assets of United Online, Inc. resulting in the complete liquidation or dissolution of United Online, Inc.

“Covered Subsidiary” means any subsidiary listed in attached Schedule A, as such schedule may be revised from time to time, as a participating Employer in the Plan.

“Employer Group” means the Company and each member of the group of commonly controlled corporations or other businesses that include the Company, as determined in accordance with Sections 414(b) and (c) of the Code and the Treasury Regulations thereunder, except that in applying Sections 1563(1), (2) and (3) of the Code for purposes of determining the controlled group of corporations under Section 414(b), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in such sections and in applying Section 1.414(c)-2 of the Treasury Regulations for purposes of determining trades or businesses that are under common control for purposes of Section 414(c), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in Section 1.414(c)-2 of the Treasury Regulations.

“Involuntary Termination” or “Involuntarily Terminated” means the following: (i) you are terminated by the Company or any successor to the Company or any Covered Subsidiary for reasons other than Misconduct (as defined below) during the Transaction Protection Period or (ii) your employment terminates as a result of a Resignation for Good Reason during the Transaction Protection Period.  Unless otherwise determined by the Chief Executive Officer of United Online, Inc., the Involuntary Termination provisions of the Plan shall only apply in the event of a Change in Control or Corporate Transaction with respect to United Online, Inc.

“Misconduct” means the (i) commission of any act of fraud, embezzlement or dishonesty, (ii) any unauthorized use or disclosure of confidential information or trade secrets of the Company (or any other member of the Employer Group), (iii) any intentional misconduct adversely affecting the business or affairs of the Company (or any other member of the Employer Group), or (iv) failure to use reasonable efforts to follow reasonable directives or instructions of a manager or supervisor after written notice of such failure that specifies in detail the reasons for such failure and a chance to remedy such failure.

“Plan Administrator” means the Compensation Committee of the Board of Directors of the Company or any other committee appointed by the Board of Directors to perform the functions of the Compensation Committee (the “Committee”) or any person, committee or entity to whom or which the Committee delegates any of its power or duties under the Plan from time to time.

“Resignation for Good Reason” means the termination of your employment during the Transaction Protection Period as a result of your resignation for either of the following reasons: (A) a material reduction in the amount of base salary in effect for you immediately prior to the commencement of the Transaction Protection Period or (B) a relocation of your primary place of employment by more than fifty (50) miles; provided, however, that your resignation for either of the foregoing reasons shall constitute a Resignation for Good Reason only if the following requirements are satisfied: (i) you provide written notice of the clause (A) or (B) event to your Employer within thirty (30) days after the occurrence of that event, (ii) your Employer fails to take appropriate remedial action to remedy such event within thirty (30) days after receipt of such notice and (iii) you resign from your employment with such Employer within ninety (90) days following the initial occurrence of the clause (A) or (B) event.

“Separation from Service” means your cessation of employment with your Employer (as defined herein) and all other members of the Employer Group and shall be deemed to occur at such time as the level of bona fide services you are render as such an employee (or non-employee consultant) permanently decreases to a level that is not more than twenty percent (20%) of the average level of services you rendered as an employee of the Company or any other member of the Employer Group during the immediately preceding thirty-six (36) months (or such shorter period of time in which your have been in such employee status). Any such determination, however, shall be made in accordance with the applicable standards of the Treasury Regulations issued under Internal Revenue Code Section 409A.

“Transaction” means a Change in Control or a Corporate Transaction, as such terms are defined herein.

“Transaction Protection Period” means the period beginning with the closing date of the Transaction and ending upon the expiration date of the eighteen (18)-month period measured from such closing date.

III.           ELIGIBILITY

A.      Eligibility Criteria.

You generally are eligible for benefits under the Plan if you satisfy all of the following conditions:

1.             You are a full-time U.S. employee of the Company or any subsidiary thereof listed in attached Schedule A, with the company for which you are such a full-time employee to be designated your “Employer” for purposes of the Plan.

2.             You are either (i) notified while the Plan is in effect that, as a result of a reduction-in-force decision by your Employer that eliminates your position, your employment is terminated (“Layoff Termination”), or (ii) Involuntarily Terminated during the Transaction Protection Period.

3.             You are not offered an alternate position with the Company or other Employer within fifty (50) miles of either your residence or your most recent work place; provided, however, that this condition will not be required during the Transaction Protection Period.

4.             Prior to your employment termination date, you have signed a form of confidential/proprietary/trade secret information, non-disclosure and inventions assignment agreement(s) with the Company, a predecessor of the Company, or your Employer that covers the period of your employment with the Company (and/or with a predecessor of the Company) or any other member of the Employer Group and which also may include post-employment obligations concerning the confidential information of the Company and its subsidiaries.

5.             You have returned, on or within five (5) business days after your employment termination date, to your Employer all Company and Employer documents created and received by you during your employment (electronic and paper) with the exception only of your personal copies of documents evidencing your hire, termination, compensation, benefits and stock options, and any other documents you have received as a shareholder of the Company or any parent or subsidiary of the Company.

6.             If you previously received an advance(s) for business travel and entertainment expenses, (i) you have properly completed and submitted an expense reimbursement form(s) and supporting receipts to your manager within fifteen (15) days after your Layoff Termination or Involuntary Termination, (ii) your manager has approved your expenses, and (iii) you have repaid within that fifteen (15)-day period (via check payable to “United Online, Inc.”) any amount advanced but not used.

7.             On or before your employment termination date, you have met with your manager and: (i) you have transitioned your work and information concerning your work to your manager; and (ii) you have provided your manager with all passwords and passcodes you have created for documents, email and electronic files that you created or used on Company’s computers and computer systems.

8.             On or before your employment termination date, you have returned to the Company all items of property received by you for your use during employment with your Employer, including, but not limited to, any laptops, computer equipment, software programs, cell phones, keys and passes, and credit and calling cards.

9.             You have signed a general release of all claims in a form acceptable to the Company (the “Required Release”) and delivered it to your Employer in accordance with following requirements:

•      if you are under age forty (40), then (i) you must sign the Required Release and deliver it to your Employer within ten (10) business days (or such shorter period of time required by your Employer) after the date of your Layoff Termination or Involuntary Termination and (ii) such Required Release must become effective after the expiration of any revocation period applicable by law or regulation to that release.

•      If you are age forty (40) or older, then (i) you must sign the Required Release and deliver it to your Employer within twenty-one (21) days (or forty-five (45) days if required by applicable law) after the date of your Layoff Termination or Involuntary Termination and (ii) such Required Release must become effective after the expiration of any revocation period applicable by law or regulation to that release.

10.           You are not in one of the excluded categories listed below.

B.      Criteria for Exclusion from Eligibility.

You are not eligible for severance benefits under this Plan if any of the following apply:

1.             You are a temporary, leased or seasonal employee of the Company or any Covered Subsidiary.

2.             You work for the Company or any Covered Subsidiary as an independent contractor, consultant, or agent under a written contract or purchase order or you are otherwise classified as such by your Employer (whether or not such classification is upheld on governmental, judicial or other review.)

3.             You resign your employment with the Company or any Covered Subsidiary (other than a resignation constituting an Involuntary Termination).

4.             You terminate your employment prior to the date of termination set by your Employer in its notice of termination (other than in instances involving Involuntary Termination during the Transaction Protection Period). Your Employer has sole discretion to select your termination date in circumstances not involving an Involuntary Termination during the Transaction Protection Period, and failure to work through the termination date may render you ineligible for severance benefits.  Vacation may be taken between the date you receive notice of termination and your termination date only with the prior written approval of senior management.

5.             You are terminated for reasons unrelated to an economically motivated reduction in force and under circumstances that do not constitute an Involuntary Termination.

6.             In situations other than an Involuntary Termination during the Transaction Protection Period, you are terminated for unsatisfactory performance, negligence in performance of your duties, misconduct, or violation of a policy of the Company or any other of your Employers.

7.             In situations other than an Involuntary Termination during the Transaction Protection Period, you are dismissed prior to the effective date of your Layoff Termination for a reason other than your Layoff Termination (including, but not limited to, any reason such as unsatisfactory performance, violation of applicable company policy or procedures, insubordination, misconduct, or the unauthorized use or disclosure of confidential information or trade secrets of the Company or any parent or subsidiary of the Company), whether or not you already received notice of your Layoff Termination that would otherwise qualify you for severance benefits under this Plan.

8.             In situations other than an Involuntary Termination during the Transaction Protection Period, you are offered comparable employment by a company or entity that acquires, merges with, acquires some or all of the assets of, or otherwise carries on the business of the Company or other Employer relating to your employment.  For purposes of this provision “comparable employment” means employment within 50 miles of your prior employment site and at least 100% of your prior base pay.

9.             Your termination results from long-term or permanent disability that renders you unable to perform your essential job functions even with accommodation or your death.

10.           You are covered by any other written severance or separation pay plan or arrangement with the Company, or any subsidiary of the Company, or by an employment or other agreement with the Company or any subsidiary of the Company that provides for severance or separation pay/benefits in a lump sum or in installment payments following termination of your employment.

11.           The Plan Administrator determines, in its sole discretion, that your receipt of severance benefits would not under the circumstances further the purposes of the Plan or would otherwise be inappropriate and not in the best interests of the Company, provided, however, that this provision shall not apply during the Transaction Protection Period.

IV.           HOW THE PLAN WORKS

A.    Payment Date of Severance Benefits

If you satisfy all the eligibility criteria of Section III and are eligible for benefits under the Plan, you will receive your separation benefits (the “Severance Payment Benefit”), in the amount determined pursuant to Section IV.B. below, in a lump sum payment on the third business day, within the sixty (60)-day period measured from the date of your Separation from Service due to your Layoff Termination or Involuntary Termination, following the date on which your Required Release first becomes effective and enforceable following the expiration of the applicable revocation period and you have otherwise complied with all the other terms and conditions of Section III.A; provided, however, that should the sixty (60)-day period measured from the date of your Separation from Service span two (2) taxable years, then the Severance Payment Benefit shall not be paid until the first business day in the second taxable year on which your

Required Release is effective and enforceable following the expiration of the applicable revocation period and you have otherwise complied with all the other terms and conditions of Section III.A, but in no event later the last business day of such sixty (60)-day period provided the foregoing requirements have been satisfied.  If the foregoing requirements are not satisfied prior to the expiration of such sixty (60)-day period, then you will not be entitled to any Severance Payment Benefit under the Plan.

B.      Severance Benefits Guidelines

The Severance Payment Benefit for which you are eligible under the Plan depends on your position, your base pay, your length of service, the type of termination, and whether you are entitled to receive prior notice of your termination under the terms of the Worker Adjustment and Retraining Notification Act (“WARN Act”).  No Severance Payment Benefit will be paid to you if you fail to comply with or meet the eligibility conditions stated above, including (without limitation) the execution and effectiveness of the Required Release on or before applicable date specified in Section III.A.9. above, but in no event after the expiration of the sixty (60)-day period measured from the date of your Separation from Service.

The actual Severance Payment Benefit for which you are eligible generally will be determined in accordance with the guidelines set forth below.

1.             Severance Payment Benefit Guideline for Employees Not Entitled to WARN Act Notice:  If you are not entitled to advance notice of your termination pursuant to the provisions of the WARN Act, this section will serve as your Severance Payment Benefit guideline.

(a)           For employees other than Presidents, Executive Vice Presidents, Senior Vice Presidents or Vice Presidents, the Severance Payment Benefit shall depend on whether you are terminated during the Transaction Protection Period as follows:

(i)            For a termination that does not occur during the Transaction Protection Period, the Severance Payment Benefit for employees who are not entitled to prior notice of layoff under the WARN Act is one week’s base pay for each full $20,000 of annual base pay, and an additional one week’s base pay for each full six (6) month period of employment completed prior to termination, up to a maximum of an additional five (5) weeks of base pay.  For example, an employee with a $40,000 per year base salary who has been employed continuously for four years would be eligible for a severance benefit equal to seven (7) weeks of base pay.

(ii)           For a termination that occurs during the Transaction Protection Period, the severance benefit for employees who are not entitled to prior notice of layoff under the WARN Act is one week’s base pay for each full $10,000 of annual base pay which the employee was receiving prior to the Transaction (or, if greater, the base pay such employee was receiving before the termination) and an additional one week’s base pay for each full six (6) month period of employment completed prior to termination, up to an additional five (5) weeks of base pay.  For example, an employee with a $40,000 per year base salary who has been employed continuously for four years would be eligible for a severance benefit equal to nine (9) weeks of base pay.

(b)                                 The Severance Payment Benefit amount for Presidents and Executive Vice Presidents shall be one year of base pay. The Severance Payment Benefit amount for Senior Vice Presidents and Vice Presidents shall be six (6) months of base pay.  The amounts for Presidents, Executive Vice Presidents, Senior Vice Presidents and Vice Presidents shall apply whether or not the termination occurs during the Transaction Protection Period.  Whether an employee is a President, Executive Vice President, Senior Vice President or Vice President will be based upon such employee’s title as of the date of termination or, if during the Transaction Protection Period, the employee’s highest title at any time during that period. It shall be solely in the Company’s discretion to change employees’ titles.

2.                                       Severance Payment Benefit Guideline for Employees Entitled to Notice Under the WARN Act.  If you are entitled to prior notice of your termination pursuant to the provisions of the WARN Act, the Severance Payment Benefit guideline is as follows:  The Severance Payment Benefit amount is the greater of (a) the amount for which you would be eligible under Section IV.B.1. above (if you had not been entitled to WARN Act notice) minus eight weeks’ base pay, or (b) one week’s base pay.  For example, the benefit guideline for a person who has been employed for five years with a base salary of $100,000 who is not terminated during the Transaction Protection Period would be two weeks’ base pay.  The benefit guideline for a person who has been employed for three years with a base salary of $60,000 would be one week’s base pay.

3.                                       Payment of Benefits.  The lump sum payment of the Severance Payment Benefit determined in accordance with the provisions of this Section IV.B. will be subject to legally required tax withholdings and all other applicable payroll deductions.  Such withholdings and deductions may not include 401k Plan contributions or other elective benefit and benefit plan contributions as participation in such benefits and plans terminate upon termination of employment.

4.                                       Administrator Discretion.  The Plan Administrator may, as it deems appropriate and in its sole discretion, authorize Severance Payment Benefits in an amount different from that set forth in the Severance Payment Benefit Guidelines.  Under certain circumstances, the Plan Administrator may, in its sole discretion, waive or modify, with respect to one or more employees or classes of employees, the eligibility requirements for Severance Payment Benefits or modify the amount of Severance Payment Benefits.  The foregoing shall not apply during the Transaction Protection Period.  In no event, however, shall any Severance Payment Benefit payments be structured in a manner, or shall the Plan Administrator take any other action, that would contravene the applicable requirements, restrictions and limitations of Code Section 409A and the Treasury Regulations thereunder or otherwise result in a prohibited acceleration, or impermissible deferral, of benefit payments under Code Section 409A and the Treasury Regulations thereunder.

6.                                       Miscellaneous.  Regardless of whether you meet the eligibility criteria of Section III and are eligible for benefits under the Plan, you will be subject to the following rights and obligations in connection with your Layoff Termination or Involuntary Termination:

•                  In your final paycheck, you will receive a lump sum payment for your salary or wages through your termination date, and all your accrued but unused vacation.

•                  As of the effective date of your Layoff Termination, except as otherwise provided through COBRA, you will cease participation in all employee benefits and benefit plans the Company makes available to its employees, in accordance with the terms and conditions of such benefits and benefit plans.

•                  In accordance with COBRA, you and/or your eligible dependents may elect temporary continuation coverage under the Company’s group health benefit plans (medical, dental and/or vision), provided that you timely elect such coverage and you timely pay the full amount of premiums due.  In connection with your Layoff Termination, you and your eligible dependents will be provided with COBRA election forms and a notice that describes your rights to, and the terms and conditions of, temporary continuation coverage under COBRA.  These documents will be provided separately.

•                  During the limited post-employment exercise period and pursuant to the procedures specified in the applicable stock option agreement(s), you may exercise any outstanding stock options that vested on or prior to the effective date of your Layoff Termination.

•                  You will receive information describing unemployment insurance benefits separately.

V.                                    OTHER IMPORTANT INFORMATION

A.                    Plan Administration.  The Plan Administrator has full discretionary authority to administer and interpret the Plan, including discretionary authority to determine eligibility for participation and for benefits under the Plan, the amount of benefits (if any) payable per participant, and to interpret terms of the Plan; provided, however, that the Plan Administrator shall not have discretion to change the severance amount or payment terms during the Transaction Protection Period.  The Plan Administrator may delegate any or all of its duties to Company personnel.  Any such delegation will carry with it the full discretionary authority of the Plan Administrator to carry out the delegated duties.  Any determination by the Plan Administrator or its delegate will be final and conclusive upon all persons.  The Company will indemnify and hold harmless any person to whom it delegates its responsibilities; provided, however, such person does not act with gross negligence or willful misconduct.

It is the intention of the Company and the other Employers that this Plan continues to comply with the requirements of the short-term deferral exception of Section 409A of the Code and Treasury Regulations Section 1.409A-1(b)(4).  Accordingly, to the extent there is any ambiguity as to whether one or more provisions of this Plan would otherwise contravene the requirements or limitations of Code Section 409A applicable to such short-term deferral exception, then those provisions shall be interpreted and applied in a manner that does not result in a violation of the requirements or limitations of Code Section 409A and the Treasury Regulations thereunder that apply to such exception.

B.                   Benefits.  All benefits will be paid from the general assets of the Company.  The Company is not required to and will not establish a trust to fund the Plan.  The benefits provided under this Plan are not assignable and may be conditioned upon your compliance with any confidentiality agreement you have entered into with the Company or upon your compliance with any Company policy or program.  The payment of benefits under this Plan does not increase the benefits due to you under any other benefit plan or Company policy.

C.                   Claims Procedure.

1.                                      Application for Benefits.  If you believe you are incorrectly denied a benefit or are entitled to a greater benefit than the benefit you receive under the Plan, you may submit a signed, written application to the Chief Personnel Officer of the Company within ninety (90) days after the effective date of your Layoff Termination or Involuntary Termination.

2.                                      Denial of Application for Benefits.  In the event that your application for benefits is denied in whole or in part, the Plan Administrator must notify you, in writing, of the denial of the application, and of your right to review the denial.  The written notice of denial will be set forth in a manner designed to be understood by you, and will include specific reasons for the denial, specific references to the Plan provision upon which the denial is based, a description of any information or material that the Plan Administrator needs to complete the review and an explanation of the Plan’s review procedure.  This written notice will be given to you within ninety (90) days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional ninety (90) days for processing the application.  If an extension of time for processing is required, written notice of the extension will be furnished to you before the end of the initial ninety (90) day period.  This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application.  If written notice of denial of the application for benefits is not furnished within the specified time, the application shall be deemed to be denied.  You will then be permitted to appeal the denial in accordance with the review procedure described below.

3.                                      Request for Review.  If your application for benefits is denied (or deemed denied), in whole or in part, you (or your authorized representative) may appeal the denial by submitting a request for a review to the Chief Personnel Officer of the Company within sixty (60) days after the application is denied (or deemed denied).  The Plan Administrator will give you (or your representative) an opportunity to review pertinent documents in preparing a request for a review.  A request for a review shall be in writing.  A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that you feel are pertinent.  The Plan Administrator may require you to submit additional facts, documents or other material as it may find necessary or appropriate in making its review.

4.                                      Decision on Review.  The Plan Administrator will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional 60 days) for processing the request for a review.  If an extension for review is required, written notice of the extension will be furnished to you within the initial sixty (60) day period.  The Plan Administrator will give prompt, written notice of its decision to you.  In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will outline, in a manner calculated to be understood by you, the specific reasons for the decision and the Plan provisions upon which the decision is based.  If written notice of the Plan Administrator’s decision is not given to you within the time prescribed in this subsection (4), the application will be deemed denied on review.

5.                                      Exhaustion of Remedies.  No legal action for benefits under the Plan may be brought until: (i) you have submitted a written application for benefits in accordance with the procedures described by Section V.C.1., above; (ii) you have been notified by the Plan Administrator that the application is denied (or the application is deemed denied due to the Plan Administrator’s failure to act on it within the established time period);  (iii) you have filed a written request for a review of the application in accordance with the appeal procedure described in

Section V.C.3., above;  and (iv) you have been notified in writing that the Plan Administrator has denied the appeal (or the appeal is deemed to be denied due to the Plan Administrator’s failure to take any action on the claim within the time prescribed by Section V.C.4., above).

D.                   Plan Terms.  This Plan supersedes any and all prior separation, severance and salary continuation arrangements, programs and plans which were previously offered by the Company to eligible employees of this Plan, except such terms as are set forth in a written agreement signed by an authorized officer of the Company or any subsidiary of the Company.  This policy supplements any such written agreements to provide all terms that are not otherwise expressly set forth in those written agreement.

E.                     Plan Amendment or Termination.  The Compensation Committee of the Company reserves the right to change, suspend, discontinue or terminate all or any part of this Plan at any time; provided, however, that the Plan may not be amended, modified or terminated during the Transaction Protection Period with respect to eligible employees under the Plan as of the closing of that Transaction.  Other than during the Transaction Protection Period with respect to eligible employees as of the closing of that Transaction, the provisions of the Plan are intended to serve as mere guidelines for the payment of benefits under certain prescribed circumstances and are not intended to provide any employee with a vested right to benefits.  Accordingly, any termination or amendment of the Plan may be made effective immediately with respect to any benefits not yet paid, whether or not prior notice of such amendment or termination has been given to affected employees.  This Plan terminates by its own terms when all benefits hereunder have been paid.

F.                          Taxes and Other Payroll Deductions.  Company will withhold taxes and all other applicable payroll deductions from any Severance Payment Benefit made under this Plan.  The Company may also offset from any Severance Payment Benefit any amounts owed to the Company, except to the extent such offset would contravene any applicable restrictions or limitations under Code Section 409A.

G.                   No Right to Employment.  No provision of this Plan is intended to provide you or any other employee with any right to continue employment with Company or any other member of the Employer Group or otherwise affect the right of the Company or any other member of the Employer Group, which right is hereby expressly reserved, to terminate the employment of any individual at any time for any reason, without cause.

VI.                                STATEMENT OF ERISA RIGHTS

As a participant in the United Online, Inc. Severance Benefit Plan (the “Plan”), you are entitled to certain rights and protections under the Employment Retirement Income Security Act of 1974, as amended (“ERISA”).  ERISA provides that all Plan participants shall be entitled to:

1.               Examine, without charge, at the Plan Administrator’s office, all Plan documents, including all documents filed by the Plan with the U.S. Department of Labor, such as plan descriptions.

2.               Obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator.  The Plan Administrator may make a reasonable charge for the copies.

In addition to creating rights for certain employees of the Company under the Plan, ERISA imposes obligations upon the people who are responsible for the operation of the Plan.  The people who operate the Plan (called “fiduciaries”) have a duty to do so prudently and in the interest of the Company’s employees who are covered by the Plan.

No one, including your Employer or any other person, may terminate your employment or otherwise discriminate against you in any way to prevent you from obtaining a benefit to which you are entitled under the Plan or from exercising your rights under ERISA.

If your claim for a benefit under this Plan is denied in whole or in part, you must receive a written explanation of the reason for the denial.  You have the right to have the Plan Administrator review and reconsider your claim.  Under ERISA, there are steps you can take to enforce the above rights.  For instance, if you request materials from the Plan and do not receive them within thirty (30) days, you may file suit in a federal court.  In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.  If you have a claim for a benefit under this Plan that is denied or ignored, in whole or in part, you may file suit in a federal or a state court.  If it should happen that the Plan fiduciaries misuse the Plan’s assets (if any) or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor or you may file suit in a federal court.  The court will decide who should pay court costs and legal fees.  If you are successful in your lawsuit, the court may order the party you have sued to pay your legal costs, including attorney fees.  However, if you lose, the court may order you to pay these costs and fees, for example, if it finds that your claim or suit is frivolous.

If you have any questions about the Plan, this statement or your rights under ERISA, you should contact the Plan Administrator or the nearest Area Office of the Pension and Welfare Benefits Administration, U.S. Department of Labor, listed in your local telephone directory or contact the Division of Technical Assistance and Inquiries, Pension and Welfare Benefits Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210.

ADDITIONAL PLAN INFORMATION

Plan Sponsor:	United Online, Inc.

Plan Name:	The United Online, Inc. Severance Benefit Plan

Employer Identification Number	77-0575839

Plan Number:	5 01

Plan Effective Date:	January 1, 2010

Plan Administrator:	United Online, Inc.
21301 Burbank Blvd.
Woodland Hills, CA 91367
Telephone: (818) 287-3000

Direct Inquiries to:	Plan Administrator
c/o General Counsel
United Online, Inc.
21301 Burbank Blvd.
Woodland Hills, CA 91367
Telephone: (818) 287-3000

Agent for Service of Legal Process:	Plan Administrator or
United Online’s Executive Vice President and
General Counsel

Type of Plan:	Severance Plan / Employee Welfare Benefit Plan

Plan Costs:	The cost of the plan is paid by United Online, Inc.

IN WITNESS WHEREOF, UNITED ONLINE, INC. HAS CAUSED THIS AMENDED AND RESTATED SEVERANCE BENEFIT PLAN AND SUMMARY PLAN DESCRIPTION TO BE EXECUTED ON ITS BEHALF BY ITS DULY AUTHORIZED OFFICER ON THE DATE AND YEAR INDICATED BELOW.

UNITED ONLINE, INC.

By:	/s/ Mark R. Goldston

Title: Chief Executive Officer

Dated: April 11, 2011

SCHEDULE A

LIST OF COVERED SUBSIDIARIES PARTICIPATING IN THE PLAN

AS OF JANUARY 1, 2010

NetZero, Inc.

Juno Internet Services, Inc.

United Online Advertising Network, Inc.

Memory Lane, Inc. (formerly known as Classmates Online, Inc.)

MyPoints.com, Inc.

FTD.COM Inc.

Florists’ Transworld Delivery, Inc.